UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Robertson, Jerry E.
   10750 Columbia Pike
   Silver Spring, MD  20901
2. Date of Event Requiring Statement (Month/Day/Year)
   10/15/97
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
Choice Hotels International, Inc. (formerly known as Choice Hotels Franchising, Inc.)

   CHH
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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   Common Stock                            |4,545                 |D               |Note 1                                         |
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       "            "                      |15,500                |I               |Note 2                                         |
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
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  Note 3                |         |         |                       |         |          |             |                           |
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Explanation of Responses:
Note 1: Includes 3,731 shares of restricted stock granted under the Choice Hotels International, Inc. Non-Employee
Director Stock Compensation
Plan.
Note 2: Beneficially owned by the JJ Robertson Limited Partnership, of which the Reporting Person and his wife are the general partners.
Note 3: In connection with the spinoff of the Issuer from the former Choice Hotels International, Inc. (now known as
Sunburst Hospitality Corporation) all of the Reporting Person's stock options have been converted into successor options of the Issuer and Sunburst. However, information on the conversion is not yet available. An amendment to this Form 3 will be filed as soon as such information is available.